Exhibit 99.1

N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Reports Oklahoma District Court Ruling

DENVER, January 12, 2009 - Cimarex Energy Co. (NYSE: XEC) today announced that the  Tulsa County District Court entered a final judgment in the H.B. Krug, et al. v. Helmerich & Payne, Inc. (“H&P”) case.  In November 2008, the jury found that up to $6.845 million should be awarded to plaintiff royalty owners.  The jury also rendered an advisory ruling to the Court that up to $61.622 million should be paid to disgorge H&P's alleged profit since 1989 resulting from its possession of the $6.845 million.

On January 8, 2009, the Court issued a final judgment for damages of $6.845 million.  The Court also increased the jury’s $61.622 million disgorgement of profits award to $119.523 million based on the Court’s calculation of the profits H&P earned on the $6.845 million (for a total award of $126.368 million)..

Pursuant to the 2002 spin-off transaction to shareholders of H&P by which Cimarex became a publicly-traded entity, Cimarex assumed the assets and liabilities of H&P's exploration and production business.

Cimarex will appeal the district court’s judgments.

This lawsuit originally was filed in 1998 and addresses H&P’s conduct pertaining to a 1989 take-or-pay settlement, along with potential drainage issues and other related matters.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com